EXHIBIT 10.1

STOCK PURCHASE AGREEMEN, AS AMENDED

THIS STOCK PURCHASE AGREEMENT, as amended (the "Agreement"), entered into and effective this July 14, 2011, is by and among Energy King, Inc. a Nevada corporation, located at Irvine, CA 92618 ("Energy King" or the “Purchaser”), Venue Media, a California limited liability corporation, located at 26060 Acero Mission Viejo, Ca. 92691 (“Venue Media”) and Michael Cummings, sole member of Venue Media (the "Seller");

WITNESSETH:

WHEREAS, Energy King is a corporation duly organized under the laws of in State of Nevada;

WHEREAS, the Seller is the sole record owner and holder of an aggregate of one-hundred (100%) percent of Venue Media’s member units (the “Units”); and

WHEREAS, Energy King desires to purchase the Venue Media Units and the Seller desires to sell the Venue Media Units, upon the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants, and agreements contained in this Agreement, and in order to consummate the purchase and the sale of Venue Media, it is hereby agreed as follows:

SECTION 1.   THE CLOSING .

A.  Procedure for Closing. The closing of the transaction contemplated by this Agreement (the “Closing Date”) shall be held at the offices of Venue Media on or about ten (10) business days following delivery by Venue Media of its audited financial statements and such other documents as may be required under the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

B.  Purchase and Sale of the Venue Media Units. On or before the Closing Date and subject to the terms and conditions hereinafter set forth, the Seller shall sell, convey and transfer the Venue Media Units to Energy King.

C.  Conditions to Closing. The conditions to Closing are as follows:
a)	All existing officers of Energy King, Inc. shall resign upon the execution of this Agreement and Larry Weinstein, the sole director of Energy King, shall remain as a member of the Board of Directors;
b)	Energy King’s Board of Directors will appoint Michael Cummings as its CEO/Chairman and Secretary and as a member of the Board of Directors;
c)	Energy King’s Board of Directors shall execute and deliver resolutions to authorize Michael Cummings as the sole signatory on new Energy King bank accounts;
d)	All corporate books and records of Energy King shall be delivered to Michael Cummings;
e)

The newly designated Board of Directors shall authorize Michael Cummings to execute and deliver all documents and make such payments to the State of Nevada for the purpose a having Energy King be in good standing in Nevada; and

f)

The newly designated Board of Directors shall authorize Michael Cummings to engage counsel of his selection to prepare and file any documents that may be reasonably required in furtherance of the instructions of the Board of Directors.

SECTION 2. CONSIDERATION. Upon the Closing Date, the Seller shall be issued a newly designated class of convertible preferred stock of Energy King, having voting rights equal to fifty-one (51%) percent of all of Energy King’s securities entitled to vote on any matter submitted to its shareholders, and such other rights, preferences and privileges as the Board of Directors shall determine in their sole discretion, without any further action by the Energy King Shareholders (the “New Preferred Shares”).

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF VENUE MEDIA AND SELLER. Venue Media and Seller hereby represent and warrant as follows:

A. Authority Relative to this Agreement.   Except as otherwise stated herein, Venue Media and the Seller have full power and authority to execute this Agreement and carry out the transactions contemplated hereby and no further action is necessary by Venue Media and the Seller to make this Agreement valid and binding upon and enforceable against them in accordance with the terms hereof, or to carry out the actions contemplated hereby. Notwithstanding the foregoing, Venue Media and the Seller understand their obligations to cause to be prepared the audited financial statements and other documents as set forth in Section 1.A. above. Further, Venue Media and the Seller represent and warrant that the execution, delivery and performance of this Agreement will not:
(i)

Constitute a breach or a violation of Venue Media’s Articles of Organization, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

(ii)	Constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or
(iii)	Result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

B. Assets.   Upon the Closing Date, Energy King will be transferred and assigned all rights of Venue Media to its assets and business operations, with no exception.

C. Lawsuits, Liens or Taxes.   To the best of Seller’s knowledge, that neither the Seller nor Venue Media is currently the subject of any lawsuit threatened or filed and Seller shall be solely responsible for any and all taxes which may be incurred by Seller resulting from the receipt of consideration by Seller pursuant to this Agreement upon the Closing Date.

D. Brokerage.   Seller has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF ENERGY KING. Energy King hereby represents and warrants that:

A. Authority Relative to this Agreement and Ancillary Documents.   Except as otherwise stated herein, Energy King has full power and authority to execute this Agreement, and carry out the transactions contemplated hereby and thereby and no further action is necessary by Energy King to make this Agreement valid and binding upon Energy King and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby and thereby. Notwithstanding the foregoing, Energy King represents and warrants that it will cause its counsel to prepare and file a Certificate of Designation for the New Preferred Shares with the State of Nevada upon the Closing Date and prepare and issue a certificate in the name of Michael Cummings evidencing the New Preferred Shares. The execution, delivery and performance of this Agreement by Energy King will not:
(i)	Constitute a breach or a violation of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;
(ii)	Constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or
(iii)	Result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

B. Brokerage.   Energy King has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

C. Taxes.   Energy King shall be solely responsible for all taxes which may be incurred by Purchaser resulting from the receipt of consideration by Purchaser pursuant to this Agreement.

SECTION 5.   EXPENSES. Each of the parties hereto shall pay its own expense in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants and other experts.

SECTION 6.   CLOSING DELIVERIES. At the Closing, the deliveries hereinafter specified shall be made by the respective parties hereto, in order to consummate the transactions contemplated hereby.  A best effort shall be made by both parties regarding deliveries by the Closing date or such reasonable time thereafter.

A. Deliveries by Seller . Seller shall deliver or caused to be delivered to Energy King:
(i)	The Units and other instruments of conveyance and transfer as required by Section l.B of this Agreement;
(ii)	Any and all instruments of conveyance and transfer transferring all of Venue Media’s assets and business; and

(iii)	Copies of all third party consents necessary to consummate the transaction contemplated herein.

B. Deliveries by Energy King.   Energy King shall deliver or caused to be delivered to Seller:
(i)	Certificates evidencing New Preferred Shares as required by Section 1.A of this Agreement; and
#	(ii)	All third party consents, if necessary, to consummate the transaction contemplated herein.

7.   GENERAL .

A. Survival of Representations and Warranties. Each of the parties to this Agreement covenant and agree that its respective representations, warranties, covenants and statements contained in this Agreement and the exhibits hereto, and in any documents delivered in connection herewith, shall survive the Closing Date for a period on one (1) year.

B. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

C. Notices. All notices, requests, demands and other communications, which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid to the addresses first indicated in this Agreement.

D. Entire Agreement. This Agreement (including all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

E. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

G. Governing Law. This Agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Orange County, California.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which, the prevailing party may be entitled.

H. Arbitration. The parties hereto agree that any dispute arising under this Agreement or the transactions contemplated hereby shall be submitted to binding arbitration by three (3) persons in accordance with the rules and regulations of the American Arbitration Association, to be held in Orange County, California.

I. Contractual Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore, may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

J. Confidentiality and Non-Disclosure: Except to the extent required by law, or the rules and regulations of the SEC, the undersigned parties will not make, and will each direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or to disclose or permit the disclosure of the existence of this transaction prior to closing, without the prior written consent of the other parties.

K. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, and (b) waive: (i) any inaccuracies in representations by any other party, (ii) compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iii) the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

L. Counterparts.   This Agreement may be executed in one or more counterparts, each of whom shall for all purposes are deemed to be an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto, on the date so indicated, with the effective date as first above written.

ENERGY KING, INC. VENUE MEDIA, LLC

And MICHAEL CUMINGS, Individually

By:/s/ Larry Weinstein By:/s/ Michael Cummings

Larry Weinstein, Executive Vice President Michael Cummings, Sole Member and Director